Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Landmark Bancorp, Inc.

2.	The Amended and Restated Certificate of Incorporation, as amended, of the corporation is hereby amended by changing the Article thereof numbered Article 4(A) so that, as amended, said article shall be and read as follows:

A. CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock, par value of $0.01 per share, and Two Hundred Thousand (200,000) shares of Preferred Stock, par value of $0.01 per share.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By:	/s/ Abigail M. Wendel
Authorized Officer
Name:	Abigail M. Wendel, President and Chief Executive Officer
Date:	May 27, 2026